UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED
IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

TomoTherapy Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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On March 18, 2011, the following information was provided to employees of TomoTherapy Incorporated in connection with the merger transaction between TomoTherapy Incorporated and Accuray Incorporated:
How the TomoTherapy and Accuray Merger Will Affect Employees’ Equity Holdings
On Monday, March 7, 2011 TomoTherapy Incorporated (TomoTherapy) announced intentions to merge with Accuray Incorporated (Accuray). Upon the closing of the merger, Accuray will acquire all shares of TomoTherapy stock, and TomoTherapy will continue as a wholly-owned subsidiary of Accuray. As a result, TomoTherapy’s stock will be cashed out and/or converted into Accuray stock vehicles.
Below you will find information that may be helpful if you currently have TomoTherapy-granted shares of stock options, restricted stock awards, or participate in the Employee Stock Purchase Plan (ESPP).
Restricted Stock Awards (ie, NOT stock options)
As defined in the merger agreement, each share of TomoTherapy’s stock was valued at $4.80 and the terms of the agreement were 2/3 cash (i.e., $3.15 cash) and 1/3 equity (i.e., $1.65 equity value or a conversion factor of 0.1648). The 0.1648 factor used for restricted and full share conversions to Accuray stock was based on modeling done when the merger agreement was entered into, and will not change. It can be used for all restricted stock/full share conversions, such as illustrated in the examples below.
Therefore, upon the close of the merger, if you have restricted stock awards (also known as “full shares” — not stock options), they will be converted into a combination of restricted cash and restricted Accuray stock. The conversion is based upon factors and modeling established in the merger agreement that apply on the same basis to all other shares of TomoTherapy stock exchanged in the merger. All design features such as vesting schedules and forfeiture conditions will continue under the Accuray plan.
Example — Restricted Stock Award That is Partially Vested
Participant received a restricted stock award on September 1, 2009 for 2,000 shares with a two-year graded vesting schedule. (i.e., 50% vesting Sept 1, 2010 and 50% vesting Sept 1, 2011).
•	2,000 × $3.15[1] = $6,300 cash payment (subject to 50% vesting) available to participant before taxes
•	2,000 × 0.1648[2] = 329 shares of Accuray stock (subject to 50% vesting)
In this example, half of the cash and half of the shares shown above ($3,150 and 164.5 shares of stock) are available immediately to the participant because he was 50% vested on Sept 1, 2010. The remaining 50% — ($3,150 and 164.5 shares of stock) — will vest on September 1, 2011 and be available to him at that time.
Net: for every “full” share an employee holds, in return, he will receive a portion of it in cash and a new number of Accuray shares. It is subject to the same vesting schedule as applied prior to the conversion.
As always, there are tax implications with equity awards; please be sure to consult with a qualified tax professional to understand how the merger affects your own tax situation.
What if I have shares through the Employee Stock Purchase Plan (ESPP)?

[1]	Cash conversion value agreed upon by Accuray and TomoTherapy.

[2]	Stock conversion value agreed upon by Accuray and TomoTherapy.

If you have participated in the ESPP in past years, you may have (full) shares still remaining in your account. In addition, you may be participating in the current offering period (ie, having expected to receive Tomo shares purchased through your payroll deductions at the end of the current offering period in November 2011).
For those currently participating in ESPP: Payroll deductions will continue up until 1 day prior to the transaction close. All cash being held in participants’ ESPP account will be used to purchase TomoTherapy stock the day prior to the merger close and deposited into the employee’s account. After the close, Tomo’s ESPP will terminate, and no further payroll deductions will occur.
For any who have current-period ESPP shares or shares from previous offering periods: Upon the merger close, all TomoTherapy shares held in a participant’s ESPP account will be converted into a combination of cash and Accuray stock. The conversion will be based upon factors established in the merger agreement that apply on the same basis to all other shares of TomoTherapy stock exchanged in the merger. (See also “Restricted Stock Awards” section).
As defined in the merger agreement, each share of TomoTherapy’s stock was valued at $4.80 and the terms of the agreement were 2/3 cash (i.e., $3.15 cash) and 1/3 equity (i.e., $1.65 equity value or a conversion factor of 0.1648). The 0.1648 factor used for full share conversions to Accuray stock was based on modeling done when the merger agreement was entered into, and will not change. It can be used for all full share conversions, such as illustrated in the ESPP example below.
Example — TomoTherapy shares in an ESPP Account
Participant has 1200 shares sitting in his account from previous offerings that he purchased but has not yet sold, and is participating in the current offering period. On the day before the merger close, his payroll deductions are used to buy an additional 800 Tomo shares (at the 15% discount provided within the current plan). As a result, at the time of the close, the employee now has 2,000 shares in his account: 1,200 shares from prior offerings, and 800 new shares which are purchased and distributed to him the day prior to the merger close from the current ESPP offering period.
For his 2,000 shares (which he purchased and therefore owns outright with no restrictions), the Employee will receive a combination of cash and Accuray stock, as follows:
2,000 × $3.153 = $6,300 cash payment available to participant before taxes
2,000 × 0.16484 = 329 shares of Accuray stock
Net: for every “full” share an employee holds, in return, he will receive a portion of it in cash and a new number of Accuray shares.
As always, there are tax implications with equity awards; please be sure to consult with a qualified tax professional to understand how the merger affects your own tax situation.
Stock Options Overview
Upon the close of the merger, all stock options will be converted to Accuray stock options. Unlike examples on “full shares” discussed above where there was a cash component, TomoTherapy stock options will instead convert to 100% Accuray stock options. The conversion factor determines not only the number of Accuray stock options a Tomo holder will receive in exchange, but also determines the new strike price for the Accuray options. This conversion factor is based on modeling designed to represent the TomoTherapy and Accuray equity structure values as of the closing date. As such, the conversion factor is variable and will not be ‘set’ until the actual closing stock price on the day of the merger.

[3]	Cash conversion value agreed upon by Accuray and TomoTherapy.

[4]	Stock conversion value agreed upon by Accuray and TomoTherapy.

All stock option features present under the TomoTherapy plan such as vesting, forfeitures, and remaining term will continue to apply to the Accuray stock options received in this conversion. Note that the conversion to Accuray stock will occur for ALL TomoTherapy stock options — including those options with current market value, as well as those that are “underwater” (i.e. options that have no present value based on current market stock price).
Example — Stock Options That Are Fully Vested
Participant was granted 6,000 stock options on December 1, 2006 at a price of $6.00. All of his stock options are vested, but unexercised.
•	6,000 × 0.5148[5] = 3,088 Accuray stock options
•	$6.00 ÷ 0.5148[1] = $11.66 Accuray strike price to exercise stock options
Example — Stock Options That Are Not Fully Vested/Exercised
Participant was granted 3,000 stock options on January 2, 2009 at the price of $3.00. His options vest incrementally over four years (25% each year). 25% of the award has been exercised.
•	(3,000 options — 750 already vested/exercised in 2010) = 2,250 stock options to be converted
•	2,250 × 0.5148[1] = 1,158 Accuray stock options
•	$3.00 ÷ 0.5148[1] = $5.83 Accuray strike price to exercise options
Of the 1,158 stock options converted to Accuray stock options...
•	386 options vested January 2, 2011
•	386 options vest January 2, 2012
•	386 options vest January 2, 2013
As always, there are tax implications with equity awards; please be sure to consult with a qualified tax professional to understand how the merger affects your own tax situation.
What happens to my stock if I leave the company?
All the original terms and conditions for stock that an employee holds after exchange of Tomo shares for Accuray shares still apply, (such as vesting schedules, expiration dates, etc.) This includes that if an employee leaves the company voluntarily, he forfeits any unvested shares/options.

[5]	This example represents a hypothetical conversion factor. The actual is based on 3 inputs:

•	$3.15 — cash conversion value agreed upon by TomoTherapy and Accuray

•	0.1648—the stock conversion value agreed upon by TomoTherapy and Accuray

•	The 5-day average stock price of Accuray preceding and including the merger close date

•	Therefore, the conversion factor =

•	($3.15 / 5-day average closing Accuray stock price preceding and including the merger close date) + .1648

However, pursuant to the merger with Accuray, the TomoTherapy Board amended equity plan provisions such that all outstanding (unvested) stock options and/or restricted stock awards will become fully and immediately vested if a participant’s employment is terminated involuntarily without cause within 12 months after the closing of the merger.
In the case of stock options, the participant must exercise any vested options within 90 days of termination or the options will be forfeited.
Will there be changes to my compensation, merit or bonus?
Existing TomoTherapy compensation programs will remain in effect until the transaction closes. As the transaction will not close for several months, it would be premature to comment on specific Accuray compensation plans at this time. Of note, as part of the negotiated merger agreement, Accuray has guaranteed that for a period of one year after close, no employee will receive a base salary reduction. In addition, Accuray has agreed to honor our planned July 1 merit raise process, and Accuray has also agreed to pay out a pro-rated bonus to bonus-eligible employees who are employed at close for the performance period of Jan 1, 2011 through June 30, 2011. So, if we attain our TomoTherapy bonus plan metrics, every employee will receive a pro-rated bonus for the bonus period, payable in September 2011.
Will we provide severance to impacted employees?
Yes, in the approved negotiations with Accuray, were guaranteed severance amounts for anyone released, without cause, within one year of close. Managers have been provided with information regarding the specific payouts and can provide more detail.
What happens to the 401k vesting schedule?
Negotiated into the agreement is immediate vesting for all TomoTherapy employees at the time the transaction closes.
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Additional Information About the Merger and Where to Find It
This communication is being made in respect of the proposed merger transaction involving Accuray Incorporated (“Accuray”) and TomoTherapy Incorporated (“TomoTherapy”). In connection with the proposed transaction, Accuray will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 and TomoTherapy will mail a proxy statement/prospectus to its shareholders, and each will also be filing other documents regarding the proposed transaction with the SEC. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement/prospectus will be mailed to TomoTherapy’s shareholders. Shareholders will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about TomoTherapy and Accuray, without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to Vice President and General Counsel, TomoTherapy Incorporated, 1212 Deming Way, Madison, Wisconsin, 53717, (608) 824-2800.

Participants in the Solicitation
TomoTherapy and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding TomoTherapy’s directors and executive officers is available in TomoTherapy’s proxy statement for its 2010 annual meeting of shareholders and TomoTherapy’s Annual Report on Form 10-K for the year ended December 31, 2010, which were filed with the SEC on March 22, 2010 and March 3, 2011, respectively. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.
Forward-looking Statements
The foregoing may contain certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with the medical device industry and the transaction between Accuray and TomoTherapy. Except for the historical information contained herein, the matters set forth in this press release, including the expected structure and timetable for the transaction between Accuray and TomoTherapy, the transaction’s anticipated strategic and financial benefits, financial prospects and guidance, expectations regarding Accuray’s and TomoTherapy’s ongoing operations, employees, sales, product development and commercialization, synergies and economies of scale following the transaction, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date the statements are made and are based on information available at the time those statements are made and/or managements’ good faith belief as of that time with respect to future events. You should not put undue reliance on any forward-looking statements. Important factors that could cause actual performance and results to differ materially from the forward-looking statements we make include: the satisfaction of closing conditions for the transaction between Accuray and TomoTherapy, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act; market conditions; the effect of the announcement of the transaction on Accuray’s and TomoTherapy’s respective businesses; the impact of any failure to complete the transaction; the risk that Accuray and TomoTherapy will not realize the anticipated benefits of the transaction; the potential inability to successfully operate or integrate TomoTherapy’s business; general industry and economic conditions; and other factors beyond the companies’ control and the risk factors and other cautionary statements described in Accuray’s and TomoTherapy’s filings with the SEC. Please refer to the Risk Factors section of Accuray’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2010, and the Risk Factors set forth in TomoTherapy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for a further list and description of additional business risks, uncertainties, and other factors that may affect these statements. Neither Accuray nor TomoTherapy intends to update these statements and undertakes no duty to any person to provide any such update under any circumstance.